Exhibit 99.1

SOUTHSIDE BANCSHARES, INC.
ANNOUNCES RECORD ANNUAL EARNINGS
NASDAQ National Market Symbol — “SBSI”

Tyler, Texas (January 27, 2005) B. G. Hartley, Chairman and Chief Executive Officer of Southside Bancshares, Inc., reported financial results for the year ended December 31, 2004.

“We are proud to report record net income for the eighth consecutive year,” stated B. G. Hartley. For the year ended December 31, 2004 net income increased $2,535,000, or 18.7%, to $16,099,000 compared to $13,564,000 during the same period in 2003. Earnings per fully diluted share increased $0.17, or 13.9%, to $1.39 for the year ended December 31, 2004 compared to $1.22 for the same period in 2003.

The annualized return on average shareholders’ equity for the year ended December 31, 2004 was 15.31% compared to 15.99% for the same period in 2003. The annualized return on average assets was 1.07% for the year ended December 31, 2004 compared to 1.00% for the same period in 2003.

For the fourth quarter ended December 31, 2004 net income decreased $330,000, or 8.2%, to $3,700,000 compared to $4,030,000 for the same period in 2003. Earnings per fully diluted share decreased $0.03, or 8.6%, to $0.32 for the fourth quarter ended December 31, 2004 compared to $0.35 for the same period in 2003.

Southside is pleased to announce the opening of it’s twenty-eighth banking center located in Gresham, just south of Tyler. We believe that the Gresham location is strategically located in a high growth area of Smith County. Southside will initially utilize this location primarily as a mortgage-lending center with plans to ultimately expand it into a full service branch. During the fourth quarter, Southside also opened the previously announced full service grocery store branch in Chandler, located just west of Tyler. The opening of these two branches should allow Southside to increase market share in these growth areas.

The Company experienced continued loan growth during the fourth quarter ended December 31, 2004 as loans increased $8.8 million. Non-performing assets increased $1.2 million, or 54.4%, to $3.5 million at December 31, 2004 when compared to $2.3 million at December 31, 2003. Approximately $1.3 million of the nonaccrual loans at December 31, 2004 are loans that have an average SBA guarantee of approximately 75%. Loans 90 days past due include four residential mortgage loans that total approximately $600,000. We believe that the Company’s asset quality ratios as reported in this earnings release remain sound.

We are pleased to report deposits continued to grow during the fourth quarter ended December 31, 2004 by $35.1 million. The increase in deposits is primarily a result of the Company’s increased penetration in the markets it serves.

Increased net income for the year ended December 31, 2004 when compared to the same period in 2003 was primarily attributable to an increase in net interest income of $8.0 million, or 25.7%, a decrease in amortization expense of $985,000, or 99.5%, an increase in deposit services income of $835,000, or 6.4%, and a decrease in provision for loan losses of $284,000, or 23.5%. The increases to net income during the year ended December 31, 2004, were partially offset by a decrease in gains on sales of available for sale securities of $2.3 million, or 45.2%, an increase in salaries and employee benefits of $2.2 million, or 9.5%, an increase in federal income tax expense of $1.4 million, or 53.1%, and an increase in professional fees of $338,000, or 49.3%.

The decrease in net income for the fourth quarter ended December 31, 2004 when compared to the same period in 2003, was largely due to an increase in non-interest expense of $1.3 million, or 14.8%, a majority of which was due to an increase in salaries and employee benefits of $776,000, or 14.1%, due to normal payroll increases, staff increases due to opening new branches, and higher benefit costs. Non-interest expense was also impacted by other expense increasing $272,000, or 23.5%, due to several factors, the largest of which was an increase in audit fees. Professional fees increased $90,000, or 60.0%. Increases in both audit and professional fees are primarily due to compliance costs associated with the implementation of Section 404 of The Sarbanes-Oxley Act of 2002. A decrease in gains on sales of securities available for sale of $445,000, or 58.9%, combined with an increase in provision for loan losses of $245,000, or 158.1%, also contributed to the decrease in fourth quarter net income.

During the fourth quarter ended December 31, 2004 the decreases to net income when compared to the same period in 2003 were partially offset by an increase in net interest income of $1.6 million, or 17.9%. Net interest income increased as a result of increases in the Company’s net interest margin to 3.09% and net interest spread to 2.60% during the fourth quarter ended December 31, 2004 when compared to 2.96% and 2.55%, respectively, for the same period in 2003. An increase in average interest earning assets net of interest bearing liabilities for the fourth quarter ended December 31, 2004 when compared to the same period in 2003 was also a significant contributor to the increase in net interest income. Also partially offsetting the decreases in net income was a decrease in income tax expense of $124,000, or 13.2%, a direct result of the lower net income during the fourth quarter.

The Company’s Board of Directors voted to continue its stock repurchase plan. The Board committed $3.0 million to repurchase common stock during 2005, with re-evaluation on a quarterly basis. During the fourth quarter and the year, the Company purchased 22,000 and 64,600 shares of common stock at an average price of $23.65 and $20.27, respectively.

At December 31, 2004, assets totaled $1.62 billion compared to $1.45 billion at December 31, 2003, an increase of $164.7 million, or 11.3%. Loans, net of unearned discount, increased $34.9 million, or 5.9%, from $589.1 million at December 31, 2003 to $624.0 million at December 31, 2004. Investment and mortgage-backed securities increased $118.2 million, or 16.1%, from $735.8 million at December 31, 2003 to $854.1 million at December 31, 2004. Deposits increased $68.5 million, or 7.8%, from $872.5 million at December 31, 2003 to $941.0 million at December 31, 2004. FHLB advances increased $84.9 million, or 19.1%, from $444.7 million at December 31, 2003 to $529.6 million at December 31, 2004. Shareholders’ equity totaled $104.7 million, or 6.5%, of total assets at December 31, 2004 as compared to $100.4 million, or 6.9%, of total assets at December 31, 2003, an increase of $4.3 million, or 4.3%.

Southside Bancshares, Inc. is a $1.62 billion holding company that owns 100% of Southside Bank. The bank currently has twenty-eight banking centers in East Texas.

To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/investor. Our investor relations’ site provides a detailed overview of our activities, financial information, and historical stock price data. To receive e-mail notification of company news, events, and stock activity, please register on the E-mail Notification portion of the web site. Questions or comments may be directed to Susan Hill at (903) 531-7220, or susanh@southside.com

Certain statements of other than historical fact that are contained in this document and in written material, press releases and oral statements issued by or on behalf of Southside Bancshares, Inc., (the “Company”) a bank holding company, may be considered to be “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “believe,” “could,” “should,” “may,” “intend,” “probability,” “risk,” “target,” “objective” and similar expressions. Forward-looking statements are subject to significant risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to general economic conditions, either globally, nationally or in the State of Texas, legislation or regulatory changes which adversely affect the businesses in which the Company is engaged, adverse changes in Government Sponsored Enterprises (the “GSE’s”) status or financial condition impacting the GSE’s guarantees or ability to pay or issue debt, economic or other disruptions caused by acts of terrorism or military actions in Iraq, Afghanistan or other areas, changes in the interest rate yield curve or interest rate environment which reduce interest margins and may impact prepayments on the mortgage-backed securities portfolio, changes effecting the leverage strategy, significant increases in competition in the banking and financial services industry, changes in consumer spending, borrowing and saving habits, technological changes, the Company’s ability to increase market share and control expenses, the effect of compliance with legislation or regulatory changes, the effect of changes in accounting policies and practices and the costs and effects of unanticipated litigation.

	At	At
	December 31,	December 31,
	2004	2003
	(dollars in thousands)
	(unaudited)
Selected Financial Condition Data (at end of period)
Total assets	$1,619,643	$1,454,952
Loans, net of unearned discount	624,019	589,135
Allowance for loan losses	6,942	6,414
Mortgage-backed and related securities:
Available for sale	479,475	584,581
Held to maturity	241,058	6,382
Investment securities available for sale	133,535	144,876
Marketable equity securities available for sale	26,819	23,670
Deposits	940,986	872,529
Long-term obligations	351,287	272,694
Shareholders’ equity	104,697	100,386
Nonperforming assets	3,523	2,281
Nonaccrual loans	2,248	1,547
Loans 90 days past due	827	272
Restructured loans	193	219
Other real estate owned	214	195
Repossessed assets	41	48
Assets Quality Ratios:
Nonaccruing loans to total loans	0.36%	0.26%
Allowance for loan losses to nonaccruing loans	308.81	414.61
Allowance for loan losses to nonperforming assets	197.05	281.19
Allowance for loan losses to total loans	1.11	1.09
Nonperforming assets to total assets	0.22	0.16
Net charge-offs to average loans	0.07	0.17
Capital Ratios:
Shareholders’ equity to total assets	6.46	6.90
Average shareholders’ equity to average total assets	6.98	6.23

LOAN PORTFOLIO COMPOSITION

The following table sets forth loan totals net of unearned discount by category for the twelve months presented: (in thousands, unaudited)

	December 31,
	2004	2003
Real Estate Loans:
Construction	$40,897	$40,965
1-4 Family Residential	167,984	142,883
Other	143,261	136,185
Commercial Loans	84,325	79,833
Municipal Loans	103,963	96,135
Loans to Individuals	83,589	93,134

Total Loans	$624,019	$589,135

	At or for the		At or for the
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
	(dollars in thousands)		(dollars in thousands)
	(unaudited)		(unaudited)
Selected Operating Data:
Total interest income	$17,785	$15,281	$67,000	$61,000
Total interest expense	7,500	6,555	27,606	29,652

Net interest income	10,285	8,726	39,394	31,348
Provision for loan losses	400	155	925	1,209

Net interest income after provision for loan losses	9,885	8,571	38,469	30,139

Non-interest income
Deposit services	3,369	3,446	13,793	12,958
Gain on sale of securities available for sale	310	755	2,759	5,033
Gain on sale of loans	386	353	1,644	2,667
Trust income	354	315	1,248	1,063
Bank owned life insurance	184	237	812	986
Other	420	342	1,647	1,406

Total non-interest income	5,023	5,448	21,903	24,113

Non-interest expense
Salaries and employee benefits	6,262	5,486	25,395	23,182
Net occupancy expense	1,021	1,009	4,120	3,954
Equipment expense	210	185	759	712
Advertising, travel & entertainment	544	494	1,852	1,775
ATM expense	149	178	628	634
Amortization expense	1	(72)	5	990
Director fees	208	165	646	498
Supplies	180	151	608	638
Professional fees	240	150	1,023	685
Postage	145	143	561	566
Other	1,430	1,158	4,724	4,472

Total non-interest expense	10,390	9,047	40,321	38,106

Income before federal tax expense	4,518	4,972	20,051	16,146
Income tax expense	818	942	3,952	2,582

Net income	$3,700	$4,030	$16,099	$13,564

Common Share Data:
Weighted-average basic shares outstanding	10,985	9,952	10,947	9,487
Weighted-average diluted shares outstanding	11,635	11,516	11,593	11,574
Net income per common share
Basic	$0.34	$0.40	$1.47	$1.43
Diluted	0.32	0.35	1.39	1.22
Book value per common share	—	—	9.52	9.23
Cash dividend declared per common share	0.12	0.10	0.42	0.36
Selected Performance Ratios:
Return on average assets	0.94%	1.14%	1.07%	1.00%
Return on average shareholders’ equity	13.51	17.92	15.31	15.99
Average yield on interest earning assets	5.13	4.95	5.05	5.15
Average yield on interest bearing liabilities	2.53	2.40	2.41	2.82
Net interest spread	2.60	2.55	2.64	2.33
Net interest margin	3.09	2.96	3.08	2.80
Average interest earning assets to average interest bearing liabilities	123.55	120.34	122.62	119.79
Non-interest expense to average total assets	2.65	2.55	2.68	2.80
Efficiency ratio	64.78	63.00	64.46	68.09

	AVERAGE BALANCES
	Twelve Months Ended December 31,
	2004	2003
	(in thousands)
	(unaudited)
ASSETS
INTEREST EARNING ASSETS:
Loans (1)	$604,658	$570,122
Loans Held for Sale	3,570	5,694
Securities:
Investment Securities (Taxable) (2)	45,400	31,040
Investment Securities (Tax-Exempt) (2)	75,048	86,935
Mortgage-backed Securities (2)	643,323	535,506
Marketable Equity Securities	24,309	22,734
Interest Bearing Deposits	634	622
Federal Funds Sold	6,886	7,303

Total Interest Earning Assets	1,403,828	1,259,956

NONINTEREST EARNING ASSETS:
Cash and Due From Banks	37,881	36,862
Bank Premises and Equipment	30,576	30,038
Other Assets	40,376	42,112
Less: Allowance for Loan Loss	(6,597)	(6,534)

TOTAL ASSETS	$1,506,064	$1,362,434

LIABILITIES

INTEREST BEARING LIABILITIES:
Savings Deposits	$48,456	$43,687
Time Deposits	319,083	331,713
Interest Bearing Demand Deposits	281,452	251,348
Short-term Interest Bearing Liabilities	181,779	159,298
Short-term Junior Subordinated Debentures (3)	—	1,753
Long-term Interest Bearing Liabilities - FHLB Dallas	293,499	232,371
Long-term Junior Subordinated Convertible Debentures (4)	—	11,673
Long-term Junior Subordinated Debentures (5)	—	20,000
Long-term Debt (6)	20,619	—

Total Interest Bearing Liabilities	1,144,888	1,051,843

NONINTEREST BEARING LIABILITIES:
Demand Deposits	246,477	207,253
Other Liabilities	9,534	18,487

Total Liabilities	1,400,899	1,277,583

SHAREHOLDERS’ EQUITY	105,165	84,851

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,506,064	$1,362,434

(1)	Loans are shown net of unearned discount.
(2)	Presented at historical cost.
(3)	Southside Capital Trust I from September 4, 2003, when redemption was announced, to October 6, 2003, when redemption was completed.
(4)	Southside Capital Trust II
(5)	Southside Capital Trust I through September 3, 2003, the day before its redemption was announced and Southside Statutory Trust III was issued September 4, 2003.
(6)	Southside Statutory Trust III

Note: As of December 31, 2004 and 2003, loans totaling $2,248 and $1,547, respectively, were on nonaccrual status. The policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.